Exhibit 99.1
STONE ENERGY CORPORATION
Announces Listing of Warrants on NYSE MKT Under Ticker “SGYWS”
LAFAYETTE, LA. March 9, 2017

Stone Energy Corporation (NYSE: SGY) (“Stone” or the “Company”) today announced that the Company received approval to list its warrants with the CUSIP number 861642 114 (the “Warrants”) on the NYSE MKT under the ticker symbol “SGYWS”, with trading expected to commence on March 10, 2017.
As previously disclosed, the Warrants were issued to holders of Stone’s pre-emergence common stock upon the Company’s emergence from chapter 11 reorganization in accordance with the Company’s Second Amended Joint Prepackaged Plan of Reorganization of Stone Energy Corporation and its Debtor Affiliates, dated December 28, 2016, that was confirmed on February 15, 2017 by the United States Court for the Southern District of Texas. The Warrants have an exercise price of $42.04 per share, as the same may be adjusted pursuant to the terms of the Warrants, and a term of four years, unless terminated earlier by their terms upon the consummation of certain business combinations or sale transactions involving the Company.
Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico basin.

Contact:
Jennifer E. Mercer
Epiq Strategic Communications for Stone Energy
310-712-6215
jmercer@epiqsystems.com